Exhibit 16.1

March 16, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated January 23, 2009, of Alamo Group Inc. and are in agreement with the statements contained in paragraphs two, three and five on pages two and three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP